 SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2008

Commission file number: 0-27565

Abazias, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23532	65-0636277
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5214 SW 91st Terrace Suite A
Gainesville, FL 32608
(Address of principal executive offices) (Zip Code)

352-264-9940
(Registrant's telephone number)

Item 1.01                      Entry into a Material Definitive Agreement

On December 3, 2008, OmniReliant Holdings, Inc. (”OminReliant”) entered into a securities purchase agreement (the “Purchase Agreement”) with Abazias, Inc. (“Abazias”), a Delaware corporation and Abazias.com, Inc., (“Abazias Sub”), a Nevada corporation and wholly owned subsidiary of Abazias, pursuant to which OmniReliant has agreed to purchase substantially all of the assets of Abazias Sub for an aggregate purchase price of: (i) a loan in the amount of Five Hundred Thousand Dollars ($500,000) (the “Loan”) and; (ii) the issuance of up to thirteen million one thousand (13,001,000) shares of OmniReliant’s zero coupon convertible preferred stock (the “Preferred Stock”) to the Shareholders of Abazias, subject to adjustment as set forth in the Purchase Agreement.

Under the Purchase Agreement, upon closing of the transaction OmniReliant shall issue the Preferred Stock to the shareholders of Abazias, Inc. in exchange for one thousand (1000) shares of common stock of Abazias Sub (the “Shares”), which shares constitute all of the issued and outstanding shares of capital stock of Abazias Sub.  Each stockholder of common stock of the Abazias (the “Abazias Common Stock”) issued and outstanding on the Record Date, as that term is defined in the Purchase Agreement, shall receive the following: a number of shares of Preferred Stock equal to (i) the total shares of Preferred Stock multiplied by (ii) such stockholder’s pro rata share of Abazias Common Stock owned by such stockholder of Abazias (the “Pro Rata Ratio”).  No fraction of a share of Preferred Stock will be issued by virtue of the Purchase Agreement, but in lieu thereof each holder of shares of Abazias Common Stock who would otherwise be entitled to receive a fraction of a share of Preferred Stock (after aggregating all fractional shares of Preferred Stock that otherwise would be received by such holder) shall receive from OmniReliant one additional share of Preferred Stock.

The Loan, in the form of a Note, was made on August 12, 2008.   The Note bears interest at 10% per annum and matures on December 31, 2009 (the “Maturity Date”).

Subject to the terms and restrictions contained within the Note, OmniReliant has the right, solely at OmniReliant’s option, to convert the outstanding principal amount under the Note at any time after (i) the sale of substantially all of the assets of Abazias.com to OmniReliant; (ii) an Event of Default, as that term is defined in the Purchase Agreement; or (iii) the Maturity Date.  In the event that Abazias sells substantially all of its assets to OmniReliant, the Note shall automatically convert into outstanding shares of Abazias. If Abazias consummates a merger or acquisition with a company that was introduced to it by OmniReliant, the Note shall automatically convert into twenty five percent (25%) of the outstanding shares of Abazias, on a fully diluted basis at the time of conversion

The full principal amount of the Note, along with any interest accrued thereon, is due upon a default under the terms of the Note.

Upon the Closing of this transaction, Abazias Sub will become a wholly owned subsidiary of OmniReliant.  Commensurate with the entering into of the Agreement, Abazias Sub has entered into Employment Agreements with Oscar Rodriguez and Jesus Diaz, with Mr. Rodriguez serving as Chief Executive Officer and President of Abazias Sub and Mr. Diaz serving as Vice President, Chief Financial Officer and Chief Operating Officer of Abazias Sub.  The Employment Agreements shall become effective upon the closing of the transaction.

Additionally, OmniReliant and Abazias shall jointly prepare and OmniReliant shall file with the Securities and Exchange Commission (the “SEC”) a Form S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus.  Both OmniReliant and Abazias are required under the Purchase Agreement to use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable, and, prior to the effective date of the S-4, OmniReliant and Abazias shall take all action required under any applicable laws in connection with the issuance of the Shares and the Preferred Stock.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement by and between OmniReliant Holdings, Inc., Abazias, Inc. and Abazias.com, Inc. dated December 3, 2008.
10.2	Form of Note issued by Abazias, Inc. to OmniReliant Holdings, Inc.
10.3	Employment Agreement between Abazias.com, Inc and Oscar Rodriguez
10.4	Employment Agreement between Abazias.com, Inc and Jesus Diaz

                                                                     SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abazias, Inc. (Registrant)

Date: December 8, 2008	By:
Oscar Rodriguez
President